UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2010

ICONIC BRANDS, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-53162	13-4362274
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

 1174 Route 109
Lindenhurst, NY 11757
(Address of Principal Executive Offices)

(631) 991-3174
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 9, 2010, Iconic Brands, Inc. (“us” or “Iconic”), a public reporting company that trades on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “ICNB,” and developer and marketer of celebrity branded alcoholic beverages, approved the execution of a non-binding letter of intent (the “LOI”) by and between Iconic Brands, Inc. and Specialty Beverage and Supplement, Inc. (“SBSI”), a company dedicated to the production, distribution and marketing of functional drinks, energy drinks, sports drinks and wellness beverages,  whereby Iconic proposes to purchase the assets and operations of SBSI. The LOI is intended as merely an outline of certain material terms of a proposed transaction and remains subject to, among other things, due diligence, execution of definitive transaction documents, and the satisfaction of customary terms and conditions.

Pursuant to the Letter of Intent, Iconic plans to enter into a definitive agreement to acquire the assets and operations of SBSI. Post-merger, the current operations of Iconic and SBSI will be shifted into two wholly owned subsidiaries of the new public company, one being the alcoholic beverage division, and the other the non-alcoholic beverage division. A third wholly-owned subsidiary will also be created for specialty products.

Immediately prior to or simultaneous with the closing of the transaction proposed by the LOI, Iconic will amend its Articles of Incorporation to increase the number of authorized shares of common stock to 2,500,000,000, and effect a 5-for-1forward split of its issued and outstanding shares of common stock.

The description of the LOI set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of such document attached hereto as Exhibits 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1       Letter of Intent dated July 9, 2010
99.1       Press Release Dated July 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

ICONIC BRANDS, INC.

Date: July 14, 2010	By:	/s/ Richard DeCicco
Richard DeCicco
President, Chief Executive Officer and Director